Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on December 21, 2022 (“Effective Date”), by and between ECB Bancorp, Inc. (the “Company”), a Maryland corporation, Everett Co-operative Bank (the “Bank”) and Richard J. O’Neil, Jr. (the “Executive”) (collectively the “Parties”).
Background
A. The Company and the Bank wish to employ the Executive on the terms and conditions provided herein, and the Executive wishes to continue in such capacity on the terms and conditions provided herein.
B. The Company and the Bank wish to encourage the Executive to devote his full time and attention to the faithful performance of his responsibilities and pursuing the best interests of the Company and the Bank.
C. The Company and the Bank employ the Executive in a position of trust and confidence, and the Executive has become acquainted with the Company’s Business, its officers and employees, its strategic and operating plans, its business practices, processes, and relationships, the needs and expectations of its Customers and Prospective Customers, and its trade secrets and other property, including Confidential Information (“Company’s Business,” “Customers” and “Confidential Information” are defined in Section 11 herein).
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement agree as follows:
1.	Term.
(a) The term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years.
(b) Commencing on the first anniversary of the Effective Date and continuing on each December 21st thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is always three (3) years; provided, however, that in order for this Agreement to renew, the Joint Compensation Committee of the Board of Directors of the Bank and the Company (the “Committee”) must take the following actions prior to each  renewal date: (i)  conduct a comprehensive performance evaluation and review of Executive and present his evaluation to the full Company Board of Directors and Bank Board of Directors  (collectively the “Board”); and (ii) affirmatively approve the renewal or non-renewal of this Agreement, which decision shall be reported to the full Board  and included in the Board minutes. If the decision is not to renew this Agreement, then the Company and the Bank shall provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) at least thirty (30) days and not more than sixty (60) days prior to any  renewal date, such that this Agreement shall terminate at the end of twenty four (24) months following such renewal date.

Notwithstanding the foregoing, in the event that the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control as defined herein, then the term of this Agreement shall be extended and shall terminate twenty four (24) months following the date on which the Change in Control occurs. The initial term and all renewals thereafter shall be referred to as the “Term” under this Agreement.
2. Position and Duties. At all times during the Term, the Executive shall (i) serve as President and Chief Executive Officer of the Company and the Bank and, in such capacity, shall perform such duties and have such responsibilities as is typical for such positions, as well as any other reasonable duties as may be assigned to him by the Board from time to time, and (ii) diligently and conscientiously devote substantially all of his business time, energy, and ability to his duties and the business of the Company and the Bank and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or materially interfere with the performance of such services either directly or indirectly without the prior written consent of the  Board, and (iii) comply with all directions from the Board (other than directions that would require an illegal or unethical act or omission) and all applicable policies and regulations of the Company and the Bank. Executive shall report directly to the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the  Board (not to be unreasonably withheld), act or serve as a director, trustee, committee member, or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Board, and (b) purchase or own less than two percent (2%) of the publicly traded securities of any entity which has the potential to be a competitor of the Company or the Bank or an unlimited ownership interest in any entity which is not similar to and does not have the potential to compete with the Company or the Bank; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such entity; and provided further that, the activities described in clauses (a) and (b), in each case and in the aggregate, do not materially interfere with the performance of the Executive’s material duties and responsibilities as provided hereunder. The Executive has disclosed all such business, civic, and charitable organizations for which he serves as of the Effective Date, and it is hereby acknowledged that, as of the Effective Date, the same do not currently conflict with, and are not expected to interfere with, the Executive’s duties hereunder. The Executive is the most senior executive officer of the Company and the Bank. The Executive’s duties for the Company and the Bank include responsibility for managing the business, operations, and affairs of the Company and the Bank, including the implementation of strategic goals and objectives, subject to supervision and oversight by the Board or a committee of such Board authorized to act on such Board’s behalf. For purposes of this Agreement, all references to either the Company Board or the Bank Board shall be deemed to include references to all such committees. The Executive shall be responsible overall for the conduct of the business of the Company and the Bank. During the Term, the Executive shall serve as a member of the Company Board and the Bank Board and shall not receive any additional compensation for services as a member of such boards. Executive shall, if requested, also serve as an officer or director of any affiliate of the Company for no additional compensation.
3. Compensation, Benefits and Expenses. During the Term, the Bank shall compensate the Executive for his services as provided in this Section 3. Unless otherwise determined by the  Board, all payments and benefits provided in this Agreement shall be paid or provided solely by the Bank. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit. Unless otherwise determined by the  Board, the Company’s sole obligation under this Agreement shall be to unconditionally guarantee the payment and provision of all amounts and benefits due hereunder to Executive, and the affirmative obligations of the Company as set forth at Section 3(g), herein, with respect to Indemnification, and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

(a) Base Salary. The Bank shall pay the Executive an annual base salary at the rate of $425,000 payable in substantially equal installments in accordance with the Bank’s customary payroll practices regarding the payment of base salary to executives, but no less frequently than monthly (except to the extent the Executive has properly deferred such base salary pursuant to a Bank deferred compensation plan or arrangement, if any). The Executive’s base salary shall be reviewed at least annually by the Committee. The Committee may recommend that the Board increase, but not decrease the Executive’s base salary during the Term. In the absence of action by the Committee or the Board, the Executive shall continue to receive an annual base salary at the rate specified above on the Effective Date or, if another rate has been established under this Section 3(a), the rate last properly established by action of the Committee or the Board under this Section 3(a). The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”
(b) Annual Bonuses. For each completed fiscal year of the Bank (“Fiscal Year”) during the Term, the Executive shall have the opportunity to earn an annual cash bonus pursuant to the Everett Co-operative Bank Annual Incentive Plan or any successor plan thereto (the “AIP”), as the terms of the AIP may be revised from time to time, based on achievement of annual performance goals established by the Bank Board of Directors (“Bank Board”) in its discretion (an “Annual Bonus”) with a target amount determined annually by the Committee based on review of market data for similarly situated executives.
(c) Long-Term Equity Incentive Awards. If the Company or the Bank adopts an equity plan, the Executive shall be eligible for a long-term equity incentive award (“Equity Awards”). The  Committee shall determine the composition and size of the Executive’s Equity Awards granted during the Term, in its discretion. The Executive agrees and acknowledges that the actual value of any performance-based Equity Award will be based upon performance in relation to the performance goals used for the award. The terms and conditions of each Equity Award granted to the Executive shall be governed by the terms and conditions of the equity plan, as it may be amended or replaced from time to time, and the applicable award agreement evidencing the Equity Award.
(d) Employee Benefits. During the Term, the Executive will be eligible to participate in or receive benefits under all employee benefit plans, programs, arrangements and practices in which Executive was participating or otherwise deriving benefit immediately prior to the Effective Date, including but not limited to the Bank’s tax-qualified pension plan, tax-qualified 401(k) plan, supplemental executive retirement plan, medical plan, dental plan, vision plan, life insurance plan, short-term and long-term disability plans, fringe benefit arrangements, and executive perquisite arrangements (collectively, the “Benefit Plans”). During the Term, and to the extent consistent with applicable law, the Bank will not, without the Executive’s prior written consent, make any changes to any material Benefit Plan that would be materially adversely affect the Executive’s rights or benefits under such Benefit Plan, unless an equitable arrangement (embodied in an ongoing or substitute arrangement) is made with respect to such change. During the Term, the Executive also will be entitled to participate in or receive benefits under any employee benefit plan, program, arrangement or practice made available by the Company or the Bank in the future, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(e) Paid Time Off. During the Term, the Executive shall be eligible for five (5) weeks of paid time off per calendar year in accordance with the Bank’s paid time off policies, as in effect from time to time.
(f) Business Expenses. The Executive shall be eligible for reimbursement of all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Bank’s expense reimbursement policies and procedures.
(g) Indemnification. The Bank and the Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at their expense and each such party shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the costs of reasonable settlements.
(h) Automobile Allowance. Executive shall be entitled to receive a monthly automobile allowance (the “Auto Allowance”) in the amount of $1,000. The Auto Allowance is intended to offset Executive’s costs and expenses incurred in obtaining an automobile to be used for business purposes. Executive shall be liable for all costs and expenses incurred with respect to such automobile; provided, however, Executive shall be eligible for expense reimbursement in accordance with any policy respecting business use of personal automobiles maintained by the Employer from time to time.
4. Termination of Employment.
(a) Subject to its payment obligations under this Section and Sections 5 or 6, if applicable, the Company and the Bank may terminate the Executive’s employment with the Company and the Bank and this Agreement at any time, with or without Cause (as defined in subsection (b) below), by providing at least thirty (30) days prior written notice (with the exception of a termination for Cause, for which no prior written notice is required) setting forth the provision of the Agreement under which the Company and the Bank intend to terminate the Executive’s employment and that satisfies any additional specific notice provisions under such provision. The Executive may voluntarily terminate his employment with the Company and the Bank and this Agreement at any time, with or without Good Reason (as defined in subsection (c) below), by providing at least thirty (30) days prior written notice to the Company and the Bank setting forth the provision of the Agreement under which the Executive intends to terminate the Executive’s employment and that satisfies any additional specific notice provisions under such provision. Upon termination of the Executive’s employment and this Agreement during the Term, the Executive shall be entitled to the following in addition to any benefits payable under Sections 5 or 6, as applicable, and shall have no further rights to any compensation or any other benefits from the Company or the Bank or any other affiliate of the Company:

(i)	Any earned but unpaid Base Salary through the effective date of the Executive’s termination of employment with the Company and the Bank (the “Termination Date”), paid in accordance with Section 3(a).
(ii)
Provided that the Executive applies for reimbursement in accordance with the Bank’s established reimbursement policies (within the period required by such policies but under no circumstances later than thirty (30) days after his Termination Date), the Bank shall pay the Executive any reimbursements to which he is entitled under such policies.

(iii)
Any benefits (other than severance) payable to the Executive under any of the Bank’s incentive compensation or employee benefit plans or programs shall be payable in accordance with the provisions of those plans or programs.

Paragraphs 4(a)(i)-(iii) are herein referred to as the Executive’s “Accrued Obligations”.
In addition, Executive is entitled to all rights to indemnification and directors and officers liability insurance provided under Section 3(g).
Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board or of any other affiliate of the Company.
(b) For purposes of this Agreement, “Cause” means the occurrence of any of the following during the Term:
(i)	material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank or the Company;
(ii)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or the Company or injury to the business reputation of the Bank or the Company;
(iii)	incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry);
(iv)	breach of fiduciary duty involving personal profit;
(v)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(vi)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank or the Company, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; any material violation of the code of ethics or business conduct of the Bank or the Company, or

(vii)	material breach by Executive of any provision of this Agreement.
Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a notice of termination.
(c) For purposes of this Agreement, “Good Reason” means a termination by Executive, without Executive’s express written consent, if any of the following occurs:
(i)	a material reduction in Executive’s base compensation, except for across-the-board reductions similarly affecting all or substantially all of the Bank’s executive officers;
(ii)	a material reduction in Executive’s authority, duties or responsibilities;
(iii)	a relocation of Executive’s principal place of employment by more than twenty (25) miles from the Bank’s main office location as of the date of this Agreement; or
(iv)	any other action or inaction that constitutes a material breach of this Agreement by the Bank.
5. Non-Change of Control Severance Benefit.
(a) Subject to (i) the Executive’s timely execution and filing of a Release in accordance with Section 18, (ii) the expiration of any applicable waiting periods contained herein, and (iii) the following provisions of this Section 5, the Bank shall provide the Executive with the payments and benefits set forth in this Section 5 if, during the Term and before the occurrence of a Change of Control, either (1) the Company and the Bank terminate the Executive’s employment with the Company and the Bank and this Agreement other than pursuant to Section 8, or (2) the Executive terminates his employment with the Company and the Bank and this Agreement for Good Reason pursuant to Section 9. Notwithstanding the preceding provisions of this subsection (a), the Executive shall not be entitled to severance benefits pursuant to this Section 5 if he is entitled to severance benefits pursuant to Section 6. Any amount payable to the Executive pursuant to this Section 5 is in addition to his Accrued Obligations and is in consideration of the covenants set forth in this Agreement and/or the Release.
(b) The Bank shall pay to the Executive his Base Salary for the remaining Term. Base Salary will be paid in accordance with the Bank’s regular payroll practices, except that the first payment shall be made within 60 days following the Termination Date and shall include all installments that would have been paid earlier had the installment stream commenced immediately following the Termination Date.

(c) The Bank will provide the Executive with continued coverage under the Bank’s health insurance plans (to the extent permitted by the plans and law) in which the Executive was participating as his Termination Date, until the earlier of 18 months following the Termination Date or the procurement by the Executive of health insurance coverage pursuant to another plan. In the event continued participation in the Bank’s health insurance plans is not permitted under plans or by law, the Executive will receive a lump sum cash payment equal to the total cost of Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage for 18 months following the Termination Date.
(d) The treatment of any outstanding Equity Awards shall be determined in accordance with the terms of the applicable equity plan and the applicable award agreements evidencing such awards.
6. Change of Control Severance Benefit.
(a) Subject to (i) the expiration of any applicable waiting periods contained herein, and (ii) the following provisions of this Section 6, the Bank shall provide the Executive with the payments and benefits set forth in this Section 6, in lieu of severance payments or benefits under Section 5, if, during the Term and concurrent with or within twenty-four (24) months after a Change of Control (as defined in subsection (g) below), either (A) the Company and the Bank terminate the Executive’s employment with the Company and the Bank and this Agreement other than pursuant to Section 8, or (B) the Executive terminates his employment with the Company and the Bank and this Agreement for Good Reason pursuant to Section 9. Executive is also entitled to his Accrued Obligations as of his Termination Date.
(b) Within 60 days following the Termination Date, the Bank shall pay to the Executive a single lump sum payment in an amount equal to three (3) times the sum of: (i) the Executive’s annual Base Salary in effect as of his Termination Date and (ii) the average of the Executive’s cash bonus earned over the three (3) years immediately preceding the Change in Control. Years in which no bonus was earned shall not be included for purposes of calculating the average in this paragraph (b).
(c) The Bank shall continue the Executive’s participation in the Bank’s health insurance plans (to the extent permitted by the plans and law) in which the Executive was participating as of the Termination Date, until the earlier of 18 months following the Termination Date or the procurement by the Executive of health insurance coverage pursuant to another plan. In the event continued participation in the Bank’s health insurance plans is not permitted under plans or by law, the Executive will receive a lump sum cash payment equal to the total cost of Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage for 18 months following the Termination Date.
(d) The Bank shall pay to the Executive any prior year Annual Bonus in a lump sum on the date on which the Annual Bonus would have been paid to the Executive but for Executive’s termination of employment; and

(e) The treatment of any outstanding Equity Awards shall be determined in accordance with the terms of the applicable equity plan and the applicable award agreements evidencing such awards.
(f) If payments to the Executive pursuant to this Agreement would result in total parachute payments, whether or not made pursuant to this Agreement, the provisions of Section 7 shall apply as if set out in this Section 6.
(g) For purposes of this Agreement, “Change in Control” means a change in control of the Bank or Company, as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, including the following:
(i)
Change in ownership: A change in ownership of the Bank or the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company; or

(ii)
Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a twelve (12)-month period ownership of stock of the Bank or Company possessing 35% or more of the total voting power of the Bank or Company; or (ii) a majority of the Bank’s or Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of the Bank’s or Company’s Board of Directors (as applicable), or

(iii)
Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Bank’s or Company’s assets occurs if, in a twelve (12)-month period, any one person or more than one person acting as a group acquires assets from the Bank or Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Bank’s or Company’s entire assets immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Bank’s or Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

7. Excise Tax Limitation. In the event any payment or distribution of any type to or for the benefit of Executive made by the Bank or the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets in connection with a “change in control” (within the meaning of Code Section 280G and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (the “Total Payments”), would otherwise exceed the amount that could be received by Executive without the imposition of an excise tax under Code Section 4999 (the “Safe Harbor Amount”), then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance with the applicable provisions of Code Section 280G and the regulations thereunder, does not exceed the greater of: (i) the Safe Harbor Amount, or (ii) the greatest after-tax amount payable to Executive after taking into account any excise tax imposed under Code Section 4999 on the Total Payments.

8. Termination of Employment by the Company and the Bank for Cause,  Death or Disability.
(a) The Company and the Bank may initiate the termination of the Executive’s employment with the Company and the Bank and this Agreement for Cause at any time. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a simple majority of all of the members of the Company Board and Bank Board at a meeting of each such board called and held for that purpose, finding that in the good faith opinion of such board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause, except as provided in Section 4 of this Agreement.
(b) If the Executive dies before the termination of his employment with the Company and the Bank, his employment and this Agreement shall terminate automatically on the date of his death. In the case of a termination of the Executive’s employment with the Company and the Bank on account of death: (i) the Executive shall remain entitled to life insurance benefits pursuant to the Bank’s plans, programs, arrangements and practices in this regard, (ii) the Bank shall pay the Executive’s beneficiary his Accrued Obligations (if any), and (iii) the Executive shall not be entitled to severance benefits or payments pursuant to Sections 5 or 6.
(c) The Company and the Bank may initiate the termination of the Executive’s employment with the Company and the Bank and this Agreement for Disability at any time. In the case of a termination of the Executive’s employment with the Company and the Bank on account of Disability the Executive shall: (i) remain entitled to long-term disability benefits pursuant to terms and conditions of the Bank’s plans, programs, arrangements and practices in this regard, (ii) his Accrued Obligations (if any) and (iii) the Executive shall not be entitled to severance benefits or payments pursuant to Sections 5 or 6.
(d) For purposes of this Agreement, “Disability” will occur on the date on which the insurer or administrator of the Bank’s program of long-term disability insurance determines that the Executive is eligible to commence benefits under such insurance.
9. Resignation by Executive for Good Reason. If an event of Good Reason occurs during the Term, the Executive may, at any time within the ninety (90) day period following the initial occurrence of such event, provide the Bank Board with a written notice of termination specifying the event of Good Reason and notifying the Company and the Bank of his intention to terminate his employment with the Company and the Bank upon the Company’s and the Bank’s failure to correct the event of Good Reason within thirty (30) days following receipt of the Executive’s notice of termination. If the Company and the Bank fails to correct the event of Good Reason and provide the Executive with notice of such correction within such thirty (30) day period, the Executive’s employment with the Company and the Bank and this Agreement shall terminate as of the end of such period and the Executive shall be entitled to benefits as provided in Section 4 and Sections 5 or 6, as applicable.

10. Withholding and Taxes. The Company and the Bank may withhold from any payment made hereunder (i) any taxes that the Company or the Bank reasonably determines are required to be withheld under federal, state, or local tax laws or regulations, and (ii) any other amounts that the Company or the Bank is authorized to withhold. Except for employment taxes that are the obligation of the Company or the Bank, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed on him under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement, subject to any reimbursement provisions of this Agreement.
11. Use and Disclosure of Confidential Information.
(a) The Executive acknowledges and agrees that (i) by virtue of his employment with the Company and the Bank, he will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Company and the Bank have devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company’s Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Company or the Bank, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that (i) the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Company and the Bank, he has a duty of fidelity, loyalty, and trust to the Company and the Bank in safeguarding Confidential Information. The Executive further agrees that he will use his best efforts, exercise utmost diligence, and take all reasonable steps to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Company or the Bank, Customers, Prospective Customers, or vendors or suppliers of the Company of the Bank, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Company and the Bank. The Executive shall follow all Company and Bank policies and procedures to protect all Confidential Information and shall take all reasonable precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.
(b) For purposes of this Agreement, “Confidential Information” means the following:
(i)
materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Company’s Business that are not generally known or available to the Company’s business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or

(ii)	trade secrets of the Company or the Bank.

Confidential Information also includes, but is not limited to: (1) information about Company or Bank employees; (2) information about the Company’s or the Bank’s compensation policies, structure, and implementation; (3) hardware, software, and computer programs and technology used by the Company or the Bank; (4) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (5) strategic, operating, and marketing plans; (6) lists and databases and other information related to the Company’s or the Bank’s vendors; (7) policies, procedures, practices, and plans related to pricing of products and services; and (8) information related to the Company’s or the Bank’s acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Company or the Bank in a manner not available to the public or for a purpose beneficial to the Company or the Bank.
(c) For purposes of this Agreement, “Company’s Business” means, collectively, the products and services provided by the Company or the Bank or any other affiliate of the Company, including, but not limited to, lending activities (including individual loans consisting primarily of home equity lines of credit, residential real estate loans, and/or consumer loans, and commercial loans, including lines of credit, real estate loans, letters of credit, and lease financing) and depository activities (including noninterest-bearing demand, NOW, savings and money market, and time deposits), debit and ATM cards, merchant cash management, internet banking, treasury services, (including investment management, wholesale funding, interest rate risk, liquidity and leverage management and capital markets products) and other general banking services.
(d) For purposes of this Agreement, “Customer” means a person or entity who is a customer of the Company or the Bank at the time of the Executive’s termination of employment or with whom the Executive had direct contact on behalf of the Company or the Bank within the one year period preceding the termination of the Executive’s employment with the Company and the Bank
(e) For purposes of this Agreement, “Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Company’s or the Bank’s sales or marketing activities during the one year period preceding the termination of the Executive’s employment with the Company and the Bank.
(f) The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement and such use or disclosure is known to the Executive) and shall survive the termination of this Agreement and/or termination of the Executive’s employment with the Company and the Bank.
12. Nondisparagement. The Executive agrees not to make any oral or written statement or take any other action that disparages or criticizes the Company or the Bank or their management or practices, that damages the Company’s or the Bank’s good reputation, or that impairs the normal operations of the Company or the Bank. The Executive understands that this nondisparagement provision does not apply on occasions when the Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. The Executive also understands that the foregoing nondisparagement provision does not apply on occasions when the Executive provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this nondisparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate the Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. In addition, nothing in this provision is intended to require the Executive to provide notice to the Company or the Bank or their attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity (“Whistleblower Disclosures”), and the Executive is not required to notify the Company or the Bank or their attorneys that the Executive has made any such Whistleblower Disclosures.

13. Ownership of Documents and Return of Materials At Termination of Employment.
(a) Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, “Company Documents”) that are made or received by the Executive during his employment with the Company and the Bank shall be deemed to be property of the Company and the Bank. The Executive shall use Company Documents and information contained therein only in the course of his employment with the Company and the Bank and for no other purpose. The Executive shall not use or disclose any Company Documents to anyone except as authorized in the course of his employment and in furtherance of the Company’s Business.
(b) Upon termination of employment, the Executive shall deliver to the Company and the Bank, as soon as practicably possible (with or without request) all Company Documents and all other Company and Bank property in the Executive’s possession or under his custody or control.
14. Non-Solicitation of Customers and Employees. The Executive agrees that during the Term and for a period of one (1) year following the termination of the Executive’s employment with the Company and the Bank, the Executive shall not, directly or indirectly, individually or jointly, (i) solicit in any manner, seek to obtain or service, or accept the business of any Customer or any product or service of the type offered by the Company or the Bank or competitive with the Company’s Business, (ii) solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer for any product or service of the type offered by the Company or the Bank or otherwise competitive with the Company’s Business, (iii) request or advise any Customer, Prospective Customer, or supplier of the Company or the Bank to terminate, reduce, limit, or change its business or relationship with the Company or the Bank, or (iv) induce, request, or attempt to influence any employee of the Company or the Bank to terminate his employment with the Company or the Bank.
15. Covenant Not to Compete. The Executive hereby understands and acknowledges that, by virtue of his position with the Company and the Bank, he has obtained advantageous familiarity and personal contacts with Customers and Prospective Customers, wherever located, and the business, operations, and affairs of the Company and the Bank. Accordingly, except as set forth in subparagraph (b) of this Section 15, during the term of this

Agreement and for a period of one (1) year following the termination of his employment with the Company and the Bank for any reason (“Restriction Period”), the Executive shall not, directly or indirectly:
(a) become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other business that operates an insured depository institution that competes with the Bank or any affiliate of the Bank, that is: (i) headquartered within the twenty five (25) miles of the Bank’s headquarters, determined on the earlier of the date of occurrence of the event or Termination Date; or (ii) has one or more banking offices, but is not headquartered within twenty-five (25) miles of the Bank’s headquarters, but in the latter case, only if Executive would be employed to directly solicit business or have other direct solicitation responsibilities or solicitation duties within the area defined in subparagraphs (i) and (ii) and in either case, this Section 15(a) shall apply following Executive’s termination of employment only if Executive is entitled to receive the severance benefits described in Sections 5 and 6 of this Agreement.
16. Remedies. The Executive agrees that the Company and the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the restrictions contained in Sections 11, 12, 13, 14 and 15 (the “Restrictive Covenants”). Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Company and the Bank shall be entitled to seek injunctive relief, and no or minimal bond or other security shall be required in connection therewith. The Executive acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Executive can obtain employment not competitive with the Company’s Business (or, if competitive, outside of the geographic and customer-specific scope described herein) and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants shall not prevent the Executive from earning a livelihood. The Restrictive Covenants are essential terms and conditions to the Company entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Company or the Bank. The existence of any claim or cause of action that the Executive has against the Company or the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or the Bank of the Restrictive Covenants.
17. Periods of Noncompliance and Reasonableness of Periods. The Company, the Bank and the Executive acknowledge and agree that the restrictions and covenants contained in Sections 14 and 15 are reasonable in view of the nature of the Company’s Business and the Executive’s advantageous knowledge of and familiarity with the Company’s Business, operations, affairs, and Customers. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in Sections 14 and 15 is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction may reform or blue pencil the Agreement to the fullest extent permitted by law to enforce this Agreement.

18. Release. For and in consideration of the foregoing covenants and promises made by the Company and the Bank, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive understands that, as a condition of the payment of amounts under Section 5 of this Agreement, Executive will be required to execute a general release of all then existing claims against the Company, the Bank, their affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of the Executive’s employment with the Company and the Bank in a form substantially consistent with the Bank’s standard form of general release used for officers and not inconsistent with the terms of this Agreement (the “Release”), and the Executive shall not receive any payments or benefits to which he may be entitled hereunder that are subject to the execution of a Release unless the Executive satisfies this release requirement. THE EXECUTIVE’S RIGHT TO BENEFITS UNDER SECTION 5 OF THIS AGREEMENT SHALL BE CONTINGENT ON HIS SIGNING AND FILING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL NOT EXCEED 45 DAYS FROM THE DATE THE BANK PROVIDES THE RELEASE TO THE EXECUTIVE, AND NOT REVOKING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL NOT EXCEED 7 DAYS FROM THE DATE THE EXECUTIVE SIGNS THE RELEASE.
19. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment with the Company and the Bank for any reason, to the extent reasonably requested by the Company or the Bank and subject to the Executive’s professional commitments, the Executive shall cooperate with the Company and the Bank in connection with matters arising out of the Executive’s service to the Company and the Bank, such cooperation to include without limitation the providing of truthful testimony in any hearing or trial as requested by the Company or the Bank or any other affiliate of the Company; provided, however, that the Company and the Bank shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Bank shall reimburse the Executive for reasonable expenses incurred or compensation not received by the Executive due to such cooperation.
20. Publicity. During the Term, the Executive hereby consents to any and all reasonable and customary uses and displays, by the Company, the Bank and their agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of the Executive’s employment with the Company and the Bank, for all legitimate commercial and business purposes of the Company and the Bank, without royalty, payment or other compensation to Executive.
21. Reimbursement of Certain Costs.
(a) If the Company or the Bank brings a cause of action to enforce the Restrictive Covenants or to recover damages caused by the Executive’s breach of the Restrictive Covenants, the substantially prevailing party in such action shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) in connection with such action.

(b) If a dispute arises regarding the Executive’s rights hereunder, and the Executive obtains a final judgment in his favor from a court of competent jurisdiction with respect to such dispute, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) incurred by the Executive in connection with such dispute or in otherwise pursuing a claim based on a breach of this Agreement, shall be paid by the Bank.
22. No Reliance. The Executive represents and acknowledges that in executing this Agreement, the Executive does not rely and has not relied upon any representation or statement by the Company or the Bank or their agents, other than statements contained in this Agreement.
23. Required Provisions. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
24. Section 409A. To the extent necessary to ensure compliance with Code Section 409A (“Section 409A”), the provisions of this Section 24 shall govern in all cases over any contrary or conflicting provision in this Agreement.
(a) It is intended that this Agreement comply with the requirements of Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Section 409A. This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon Executive under Section 409A. The Company and the Bank do not, however, assume any economic burdens associated with Section 409A. Although the Company and the Bank intend to administer this Agreement to prevent taxation under Section 409A, they do not represent or warrant that this Agreement complies with any provision of federal, state, local, or non-United States law. The Company, the Bank, other affiliates of the Bank, and their respective directors, officers, employees and advisers will not be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of this Agreement. Neither the Company, the Bank nor any other affiliate of the Company has any obligation to indemnify or otherwise protect the Executive from any obligation to pay taxes under Section 409A.
(b) The right to a series of payments under this Agreement will be treated as a right to a series of separate payments. Each payment under this Agreement that is made within 2-1⁄2 months following the end of the year that contains the Termination Date is intended to be exempt from

Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each payment under this Agreement that is made later than 2-1⁄2 months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, as specified below.
(c) To the extent necessary to comply with Section 409A, in no event may the Executive, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, if any payment to the Executive under this Agreement is conditioned upon the Executive executing and not revoking a release of claims and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.
(d) To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Executive incurs a Separation from Service. In addition, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of the Executive’s Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Executive’s Separation from Service, and not by reason of another event under
Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Executive’s Separation from Service or, if earlier, the date of the Executive’s death.
(e) To the extent that any payment of or reimbursement by the Bank to the Executive of eligible expenses under this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) the Executive must request the Reimbursement (with substantiation of the expense incurred) no later than 90 days following the date on which the Executive incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any Bank expense reimbursement policy or specifically provided otherwise in this Agreement, the Bank shall make the Reimbursement to the Executive on or before the last day of the calendar year following the calendar year in which the Executive incurred the eligible expense; (iii) the Executive’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Agreement, the period during which the Executive may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the Termination Date occurs.
25. Miscellaneous Provisions.
(a) Further Assurances. Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other party hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.

(b) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, (i) the Company or the Bank, as applicable, shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or the Bank, as applicable, to expressly assume, in writing, all of the Company’s or the Bank’s, as applicable, obligations to the Executive hereunder and the Executive hereby consents to the assignment of the Restrictive Covenants under this Agreement to any successor or assign of the Company or the Bank, as applicable, and (ii) upon the Executive’s death, this Agreement shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.
(c) Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by a duly authorized officer of the Company and the Bank and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or later breach or noncompliance. Except as expressly provided otherwise herein, this Agreement may be amended or supplemented only by a written agreement executed by a duly authorized officer of the Company, a duly authorized officer of the Bank and the Executive.
(d) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or enforcement of this Agreement.
(e) Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

(f) Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, at the address specified for such party below (or such other address as specified by such party by like notice):
If to the Executive:	At the address maintained in the personnel records of the Bank.

If to the Executive:	Attn: Board of Directors of ECB Bancorp, Inc. 419 Broadway Everett, MA 02149

If to the Bank:	Attn: Board of Directors of Everett Bank (same address as Company)
(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Except as otherwise provided in Section 17 of this Agreement to the contrary, disputes or controversy arising under or in connection with this Agreement (unless prohibited by law) shall be settled exclusively by arbitration, conducted before a single arbitrator, mutually acceptable to Executive and the Bank, sitting in a location selected by the Bank within twenty-five (25) miles of the main office of the Bank in Everett, Massachusetts, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
(i) Entire Agreement. This Agreement constitutes the entire and sole agreement between the Company and the Bank and the Executive with respect to the Executive’s employment with the Company and the Bank or the termination thereof, and there are no other agreements or understandings either written or oral with respect thereto. The parties agree that any and all prior severance and/or change of control agreements between the parties have been terminated and are of no further force or effect.
26. Review and Consultation. THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT HE (I) HAS READ THIS AGREEMENT IN ITS ENTIRETY PRIOR TO EXECUTING IT, (II) UNDERSTANDS THE PROVISIONS AND EFFECTS OF THIS AGREEMENT, (III) HAS CONSULTED WITH SUCH ADVISORS AS HE HAS DEEMED APPROPRIATE IN CONNECTION WITH HIS EXECUTION OF THIS AGREEMENT, AND (IV) HAS EXECUTED THIS AGREEMENT VOLUNTARILY. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR THE COMPANY AND THE BANK AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY OR THE BANK OR THEIR COUNSEL.

27. Survival. Upon any expiration or other termination of this Agreement: (i) each of Sections 3(h) (Indemnification), 11 - 17 (Restrictive Covenants), 18 (Release), 19 (Cooperation), 23 (Required Provisions), 24 (Section 409A) and 26 (Review and Consultation) shall survive such expiration or other termination; and (ii) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, each of the Company and the Bank has caused this Agreement to be executed by its duly authorized representative, and the Executive has signed this Agreement.

/s/Richard J. O’Neil, Jr.
Richard J. O’Neil, Jr.
Date: December 21, 2022

ECB BANCORP, INC.
By:  /s/ Dennis J. Leonard
Name:  Dennis J. Leonard
Title:  Chairman of the Board of Directors
Date:  December 21, 2022

EVERETT CO-OPERATIVE BANK:
By:  /s/ Dennis J. Leonard
Name:  Dennis J. Leonard
Title:  Chairman of the Board of Directors
Date:  December 21, 2022
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